Exhibit (d)(13)

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This Amendment to Investment Advisory Agreement (this “Amendment”), effective as of September 1, 2014, is made by and between Matthews International Funds (the “Trust”) and Matthews International Capital Management, LLC (“Matthews,” and together with the Trust, the “Parties”).

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Investment Advisory Agreement, dated as of August 31, 2004, as amended August 12, 2005, August 11, 2006, August 31, 2007, September 15, 2008, November 30, 2009, May 19, 2011, November 30, 2011, April 30, 2013, and September 1, 2013, by and between the Trust and Matthews (the “Agreement”).

WITNESSETH THAT:

WHEREAS, the Parties originally entered into the Agreement, wherein Matthews agreed to provide certain services to the Trust; and

WHEREAS, the Parties wish to amend the Agreement to revise Appendix B to (i) add additional breakpoints in the A-1 Management Fee for the Appendix A-1 Funds, resulting in lower fee rates for total portfolio assets of the Appendix A-1 Funds over $30 billion, and (ii) add a breakpoint in the A-2 Management Fee for the Appendix A-2 Funds, resulting in a lower fee rate for total portfolio assets over $1 billion for each Appendix A-2 Fund.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1. Appendix B to the Agreement is hereby amended and replaced with the new Appendix B attached hereto.

2. The Agreement will otherwise remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment, including the amended Appendix B attached hereto, to be signed by their duly authorized officers as of the date set forth below.

MATTHEWS INTERNATIONAL FUNDS		MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:	/s/ John P. McGowan	By:	/s/ William J. Hackett
Name:	John P. McGowan	Name:	William J. Hackett
Title:	Vice President and Secretary	Title:	Chief Executive Officer
Date:	September 1, 2014	Date:	September 1, 2014

Exhibit (d)(13)

APPENDIX B

MATTHEWS INTERNATIONAL FUNDS

INVESTMENT MANAGEMENT FEE SCHEDULE

(amended effective September 1, 2014)

The A-1 Management Fee for the Appendix A-1 Funds is as follows:

Portfolio Value of the Appendix A-1 Funds	Investment Management Fee as a Percent of Portfolio Value of the Appendix A-1 Funds (Not to Exceed)
Up to $2 Billion	0.75% of average daily net assets

Over $2 Billion up to $5 Billion	0.6834% of average daily net assets

Over $5 Billion up to $25 Billion	0.65% of average daily net assets

Over $25 Billion up to $30 Billion	0.64% of average daily net assets

Over $30 Billion up to $35 Billion	0.63% of average daily net assets

Over $35 Billion up to $40 Billion	0.62% of average daily net assets

Over $40 Billion up to $45 Billion	0.61% of average daily net assets

Over $45 Billion	0.60% of average daily net assets

The A-2 Management Fee for the Appendix A-2 Funds is as follows:

Portfolio Value of each Appendix A-2 Fund	Investment Management Fee as a Percent of Portfolio Value of each Appendix A-2 Fund (Not to Exceed)
Up to $1 Billion	1.00% of average daily net assets

Over $1 Billion	0.95% of average daily net assets

The A-3 Management Fee for the Appendix A-3 Fund is as follows: an investment management fee of 0.65% of average daily net assets.

MATTHEWS INTERNATIONAL FUNDS		MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:	/s/ Johan P. McGowan	By:	/s/ William J. Hackett
Name:	John P. McGowan	Name:	William J. Hackett
Title:	Vice President and Secretary	Title:	Chief Executive Officer
Date:	September 1, 2014	Date:	September 1, 2014